As filed with the Securities and Exchange Commission on September 11, 2025

Registration Statement No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TRIO PETROLEUM CORP

(Exact name of registrant as specified in its charter)

Delaware	87-1968201
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

23823 Malibu Road, Suite 304 Malibu, CA	90265
(Address of Principal Executive Offices)	(Zip Code)

Trio Petroleum Corp 2022 Equity Incentive Plan, as Amended by Amendment No. 2

Trio Petroleum Corp Non-Plan Based Shares

(Full title of the plan)

Robin Ross

Chief Executive Officer

Trio Petroleum Corp

23823 Malibu Road, Suite 304

Malibu, CA 90265

(Name and address of agent for service)

(661) 324-3911

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Trio Petroleum Corp (the “Company”) has prepared this registration statement on Form S-8 (the “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), (i) for the purpose of registering 2,500,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), available for issuance under the Company’s 2022 Equity Incentive Plan (the “Plan”), as amended by Amendment No. 2 to increase the number of shares of Common Stock reserved for issuance thereunder from 500,000 shares to 2,500,000 shares of Common Stock, which amendment was approved by the Company’s stockholders on July 30, 2025 (collectively with all prior amendments, the “Amended Plan”)

Pursuant to the Registration Statement on Form S-8 filed by the Company on May 4, 2023 (Registration No. 333-271639) and the Registration Statement on Form S-8 filed by the Company on March 5, 2025 (Registration No. 333- 285573) (collectively, the “Prior Registration Statements”), the Company previously registered an aggregate of 500,000 (on a post-Reverse Split (as hereinafter defined) basis) shares of Common Stock. The additional shares of Common Stock being registered by this Registration Statement are of the same class as those securities registered on the Prior Registration Statements and represent an increase in the total shares available for issuance under the Plan by 2,000,000 shares to 2,500,000 shares of Common Stock. Pursuant to General Instruction E to Form S-8, the registrant incorporates by reference into this Registration Statement the contents of the Prior Registration Statements, including all exhibits filed therewith or incorporated therein by reference, except as expressly modified herein.

This Registration Statement also includes, pursuant to General Instruction E to Form S-8 and Rule 429 of the Securities Act, a re-offer prospectus in Part I (the “Reoffer Prospectus”). The Reoffer Prospectus may be utilized for reofferings and resales by certain executive officers and directors listed in the Reoffer Prospectus who may be deemed “affiliates” of the Company on a continuous or a delayed basis in the future of up to 1,748,250 shares of Common Stock. These shares constitute “control securities” or “restricted securities” which have been issued prior to or issuable after the filing of this Registration Statement. The Reoffer Prospectus does not contain all of the information included in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement, as permitted by the rules and regulations of the SEC. Statements contained in this Reoffer Prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the Registration Statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

Pursuant to Rule 424(b) under the Securities Act, we may supplement the Reoffer Prospectus from time to time with the names of additional selling stockholders and/or amounts of shares of common stock, if any, to be reoffered or resold by such selling stockholders as that information becomes known.

On November 14, 2024, the Company effectuated a 1-for-20 reverse stock split of its Common Stock (the “Reverse Split”). The Common Stock began trading on the NYSE American on a post-Reverse Split basis at the beginning of trading on November 15, 2024. Unless otherwise specifically provided, all share and per share information presented herein reflects the Reverse Split.

This Registration Statement contains two parts: Part I and Part II.

Part I contains a “reoffer” prospectus prepared in accordance with Part I of Form S-3 (in accordance with Instruction C of the General Instructions to Form S-8). The reoffer prospectus permits reoffers and resales of those shares referred to above that constitute “control securities,” within the meaning of Form S-8, by the selling stockholders named herein. Certain information relating to future issuances under the Plan is omitted from Part I, as further described below in the next paragraph and under the heading, “Item 1. Plan Information.”

Part II contains information required to be set forth in the Registration Statement pursuant to Part II of Form S-8. Pursuant to the Note to Part I of Form S-8, the Plan information specified by Part I of Form S-8 is not required to be filed with the Securities and Exchange Commission.

The Company will provide, without charge, to any person, upon written or oral request of such person, a copy of each document incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are also incorporated by reference in the reoffer prospectus as set forth in Form S-8), other than exhibits to such documents that are not specifically incorporated by reference.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The documents containing the information in Part I relating to the registrant’s 2022 Equity Incentive Plan (the “Plan”), as amended by Amendment No. 2 (collectively with all prior amendments, the “Amended Plan”), will be sent or given to participants in the Amended Plan as specified by Rule 428(b)(1) promulgated under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus that meets the requirements of Section 10(a) of the Securities Act (the “Section 10(a) Prospectus”) in respect of future issuances under the Amended Plan.

Item 2. Registrant Information and Employee Plan Annual Information

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are also incorporated by reference in the Section 10(a) Prospectus, other documents required to be delivered to eligible participants pursuant to Rule 428(b) promulgated under the Securities Act, or additional information about the Amended Plan, will be made available without charge by contacting our Corporate Secretary, c/o Trio Petroleum Corp, 23823 Malibu Road, Suite 304, Malibu, CA 90265.

REOFFER PROSPECTUS

1,748,250 SHARES

TRIO PETROLEUM CORP

COMMON STOCK

This prospectus relates to 1,748,250 shares (the “Shares”) of common stock, par value $0.0001 per share, of Trio Petroleum Corp (“Trio,” the “Company,” “TPET,” “we” or “our”) which may be offered from time to time by the selling stockholders of the Company, named herein, for such stockholders’ own account. We will not receive any proceeds from any sale of common stock offered pursuant to this prospectus.

The selling stockholders may offer and sell the Shares at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. The Shares may be sold at the market price of our common stock at the time of a sale, at prices relating to the market price over a period of time, or at prices negotiated with the buyers of shares. The Shares may be sold through underwriters or dealers which the selling stockholders may select. If underwriters or dealers are used to sell the Shares, we will name them and describe their compensation in a prospectus supplement. For a description of the various methods by which the selling stockholders may offer and sell the Shares described in this prospectus, see the section entitled “Plan of Distribution.”

Our common stock is listed on quoted on the NYSE American under the symbol “TPET.” On September 9, 2025, the closing price of our common stock was $1.15.

THE SHARES BEING OFFERED ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. THEY SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 10 OF THIS PROSPECTUS FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with different information from that contained in this prospectus or in any free writing prospectus that we may authorize. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

The date of this prospectus is September 11, 2025.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that can involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, prospective products, product approvals, research and development costs, future revenue, timing and likelihood of success, plans and objectives of management for future operations, future results of anticipated products and prospects, plans and objectives of management are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

●	our ability to find, acquire or gain access to other discoveries and prospects and to successfully develop our current discoveries and prospects;

●	uncertainties inherent in making estimates of our oil and natural gas data;

●	the successful implementation of our discovery, drilling, development and production plans at our various projects;

●	projected and targeted capital expenditures and other costs, commitments and revenues;

●	our dependence on our key management personnel and our ability to attract and retain qualified technical personnel;

●	the ability to obtain financing and the terms under which such financing may be available;

●	the volatility of oil and natural gas prices;

●	the availability and cost of developing appropriate infrastructure around and transportation to our discoveries and prospects;

●	the availability and cost of drilling rigs, production equipment, supplies, personnel and oilfield services;

●	other competitive pressures;

●	potential liabilities inherent in oil and natural gas operations, including drilling risks and other operational and environmental hazards;

●	current and future government regulation of the oil and gas industry;

●	cost of compliance with laws and regulations;

●	changes in environmental, health and safety or climate change laws, greenhouse gas regulation or the implementation of those laws and regulations;

●	environmental liabilities;

●	geological, technical, drilling and processing problems;

●	military operations, terrorist acts, wars or embargoes;

●	the cost and availability of adequate insurance coverage;

●	our vulnerability to severe weather events; and

●	other risk factors discussed in the “Risk Factors” section of this prospectus.

We have based these forward-looking statements largely on our current expectations and projections about our business, the industry in which we operate and financial trends that we believe may affect our business, financial condition, results of operations and prospects, and these forward-looking statements are not guarantees of future performance or development. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions described in the section titled “Risk Factors” and elsewhere in this prospectus. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein until after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

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THE COMPANY

Business Overview

We are a California-based oil and gas exploration and development company headquartered in Malibu, California, with our principal executive offices located at 23823 Malibu Road, Suite 304, Malibu, California 90265, with operations in Monterey County, California, Uintah County, Utah and Lloydminster, Saskatchewan.

We have had revenue-generating operations since the McCool Ranch Oil Field was restarted on February 22, 2024, and recognized our first revenues in our fiscal quarter ended April 30, 2024, and received the proceeds from these operations in June 2024. We have recently generated revenues during the period ended April 30, 2025 from our newly acquired properties in Saskatchewan, Canada.

Our Canadian project has the potential through workovers to double production which we immediately began planning following closing. Novacor, whom we acquired the project from, is one of the lowest cost operators with lift costs of $10 per barrel. Our focus remains on acquiring projects that generate immediate cash flow or offer transformative growth potential with strategic investment.

We were formed to initially acquire an approximate 82.75% working interest (which was subsequently increased to an approximate 85.775% working interest) from Trio LLC (“Trio LLC”) in the large, approximately 9,300-acre South Salinas Project that is located in Monterey County, California, and subsequently partner with certain members of Trio LLC’s management team to develop and operate those assets. We hold an approximate 68.62% interest after the application of royalties (“net revenue interest”) in the South Salinas Project. Trio LLC holds an approximate 3.8% working interest in the South Salinas Project. We and Trio LLC are separate and distinct companies.

Initially, California was a significant part of our geographic focus; however, due to rising drilling costs and the negative impact on potential profitability, we have strategically shifted our efforts beyond California to pursue more economically viable opportunities. This transition is reflected in our acquisition of an interest in the Asphalt Ridge Project in Uintah County, Utah, as well as our recent acquisition of additional oil and gas assets in the prolific Lloydminster, Saskatchewan heavy oil region.

Business Developments

Changes to Company Management

Changes were made in June 2024, to our management team including the following: (1) Robin Ross, one of the original founders of the Company, became our new Chairman and a Director; (2) Stanford Eschner, our former Executive Chairman, became our Vice Chairman, and; (3) Frank Ingriselli stepped down from his position as Vice Chairman and also from his position as a member of the Board of Directors. Additionally, in July 2024, Michael Peterson resigned as Chief Executive Officer (“CEO”) of the Company and Robin Ross became our new CEO as of that date. Further, effective as of October 11, 2024, James H. Blake was added as an additional Class II member of the Board of Directors.

Effective as of January 2, 2025, Terence B. Eschner’s position as President of the Company was terminated and Steven Rowlee’s position as Chief Operating Officer was also terminated.

Effective as of August 1, 2025, Stanford Eschner retired as Vice Chairman and a director of the Company.

Changes to Independent Registered Public Accounting Firm

On May 6, 2024, the Company dismissed BF Borgers CPA PC (“Borgers”) as the Company’s independent registered public accounting firm, as a result of Borgers no longer being able to audit the Company’s financial statements, pursuant to an order by the Securities and Exchange Commission against Borgers (the “SEC Order”). Effective May 8, 2024, the Company retained Bush & Associates CPA LLC (“Bush & Associates”) as its new independent registered public accounting firm. Also, pursuant to the requirements of the SEC Order, Bush & Associates re-audited the Company’s financial statements for the fiscal years ended October 31, 2023 and 2022, which financial statements were filed with Amendment No. 1 to the Company’s Report on Form 10-K/A filed with the SEC on June 13, 2024.

South Salinas Project

Efforts to obtain from Monterey County conditional use permits and a full field development permit for the South Salinas Project are progressing. Efforts to obtain from the California Geologic Energy Management Division (“CalGEM”) and from the California Water Boards a permit for a water disposal project at the South Salinas Project are also progressing. In the meantime, the Company recently determined that existing permits allow production testing to continue at the HV-3A discovery well at Presidents Field and, consequently, testing operations were restarted at this well on March 22, 2024. Oil production from this well has occurred and the Company is assessing steps to attempt to increase the well’s gross production rate, for example by adding up to 650 feet of additional perforations in the oil zone and/or acidizing the well for borehole cleanup. First oil sales from the HV-3A well occurred in the third calendar quarter of 2024 but is currently idled as we further discussions with local oil and gas companies to joint venture the project.

McCool Ranch Oil Field

On October 16, 2023, we entered into a Purchase and Sale Agreement with Trio LLC (the “McCool Ranch Purchase Agreement”) pertaining to the McCool Ranch Oil Field. Pursuant to this agreement, effective October 1, 2023, we entered into an agreement to acquire an approximate 22% working interest in and to certain oil and gas assets at the McCool Ranch Field, located in Monterey County, California, near our flagship South Salinas Project.

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The acquired assets included six oil wells, a water-disposal well, a steam generator, boiler, storage tanks, and various operational infrastructure. While initial production was restarted on February 22, 2024, we have subsequently determined that under previously negotiated terms, natural gas prices and water disposal costs, particularly in California, makes it cost prohibitive for the Company to employ cyclic-steam operations to increase production and will not be economically feasible in the long run. On May 27, 2025, we executed a termination agreement with Trio LLC to end operations at the location and abandon all related leases. Capitalized costs totaling $500,614 have been written off and expensed in the statement of operations for the period ended April 30, 2025.

Asphalt Ridge Option Agreement and the Lafayette Energy Leasehold Acquisition and Development Option Agreement

On November 10, 2023, TPET entered into a Leasehold Acquisition and Development Option Agreement (the “Asphalt Ridge Option Agreement”) with Heavy Sweet Oil LLC (“HSO”). Pursuant to the Asphalt Ridge Option Agreement, the Company acquired an option to purchase up to a 20% working interest in certain leases at a long-recognized, major oil accumulation in northeastern Utah, including an initial 960 acres and a subsequent 1,920 acres, as well as a right-of-refusal option on approximately 30,000 acres.

On December 29, 2023, the Company and HSO entered into an Amendment to the Asphalt Ridge Option Agreement, under which the Company funded $200,000 in exchange for an immediate 2% working interest in the initial 960 acres. An additional $25,000 was funded in January 2024, increasing the Company’s working interest to 2.25%. While the Company had the option to acquire an additional 17.75% working interest, it has decided not to exercise this option and will instead retain its existing 2.25% working interest in the initial 960 acres.

Novacor Asset Purchase Agreement

As of April 4, 2025, we entered into an Asset Purchase Agreement (the “APA”) with Trio Petroleum Canada, Corp., an Alberta, Canada corporation and a wholly owned subsidiary of the Company (“Trio Canada”), and Novacor Exploration Ltd., a corporation incorporated under the Canada Business Corporations Act (“Novacor”), pursuant to which, subject to the terms and conditions set forth in the APA, Trio Canada agreed to acquire certain assets of Novacor relating its oil and gas business, including certain contracts, leases and permits for working interests in petroleum and natural gas and mineral rights located in the Lloydminster, Saskatchewan heavy oil region in Canada (collectively, the “Novacor Assets”), free and clear of any liens other than certain specified liabilities of Novacor that are being assumed (collectively, the “Liabilities” and such acquisition of the Novacor Assets and assumption of the Liabilities together, the “Novacor Acquisition”) for a total purchase price of (i) US$650,000, in cash, US$65,000 of which was previously provided as a deposit to Novacor, and (ii) the issuance to Novacor of 526,536 shares of common stock of common stock (the “Novacor Shares”). The Novacor Acquisition was consummated in two closings, which was completed on May 22, 2025. All five of our currently active wells are in the newly acquired Novacor property

P.R. Spring Letter of Intent and Option

On May 15, 2025, the Company entered into a non-binding Letter of Intent (LOI) with Heavy Sweet Oil LLC (“HSO”) for the potential acquisition of 2,000 acres of oil and gas properties at P.R. Spring, Uintah Basin, Utah (“P.R. Spring”), which is adjacent to Asphalt Ridge. The LOI contemplates our issuance of 1,492,272 restricted shares of common stock and the payment of $850,000 at closing, subject to execution of definitive agreements. Upon signing the LOI, we made a non-refundable $150,000 payment to HSO in consideration for the option. The LOI requires evidence of a minimum sustained production rate of 40 barrels per day for a continuous 30-day period from two wells at Asphalt Ridge by May 15, 2026, or the LOI will expire unless extended by us. We are not under any obligation to enter into definitive agreements in connection with an acquisition.

Carbon Capture and Storage Project as part of Company’s South Salinas Project

We are committed to attempting to reduce our own carbon footprint and, where possible, that of others. For this reason, we are taking initial steps to launch a Carbon Capture and Storage (“CCS”) project as part of the South Salinas Project, which appears ideal for such a task. The South Salinas Project covers a vast area and is uniquely situated at a deep depocenter where there are thick geologic zones (e.g., Vaqueros Sand, up to approximately 500’ thick) about two miles deep, which could accommodate and permanently store vast volumes of CO2. Four existing deep wells in the South Salinas Project (i.e., the HV 1-35, BM 2-2, BM 1-2-RD1 and HV 3-6 wells) are excellent candidates for use as CO2 injection wells. A CCS project in the future may help reduce our carbon footprint by sequestering and permanently storing CO2 deep underground at one or more deep wells, away from drinking water sources. Furthermore, three of the aforementioned deep wells are directly located on three idle oil and gas pipelines that could be used to import CO2 to our CCS Project. We have opened discussions with third parties who wish to reduce their own greenhouse gas emissions and who may be interested in participating in our CCS project. We believe it is feasible to develop the major oil and gas resources of the South Salinas Project and to concurrently establish a substantial CCS project and potentially a CO2 storage hub and/or Direct Air Capture (DAC) hub.

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Market Opportunity

We believe that our newly established oil and gas operations in Canada strategically positions the Company to expand its operations into one of North America’s most promising heavy oil basins, with upside potential for long term production and reserve growth. Trio believes expanding operations into Canada offers economic development and low operational costs. Trio also believes that the market accessibility combined with a favorable regulatory process makes this area very attractive for continued and future development.

The oil and gas industry is operationally challenging in California, where we have the South Salinas Project, due primarily to regulatory issues and to efforts to facilitate an energy transition away from fossil fuels. TPET believes that given the size and future anticipated costs of exploration, it is best to seek out a joint venture partner who has the capacity to continue to operate in California with the expectation that the market for oil and gas in California will remain strong for the foreseeable future. Furthermore, TPET is attempting to launch a Carbon Capture and Storage Project as part of the South Salinas Project, consistent with efforts in California to reduce carbon footprint. The Company hopes and expects TPET’s commitment to reduce carbon footprint through a Carbon Capture and Storage Project to be viewed favorably by California regulatory bodies, perhaps helping to facilitate operations at the South Salinas Project and elsewhere.

The oil and gas industry currently appears operationally favorable in Utah, where we have the Asphalt Ridge asset and an option on the PR Spring project in the same Uintah basin. TPET believes that the overall operating environment and the market for oil and gas in Utah should remain favorable for the foreseeable future.

TPET’s operations may help meet the USA’s demanding oil and gas needs that are expected to remain strong for the foreseeable future, while supporting the country’s goal of energy independence, and supporting local and state economies with tax revenue and jobs.

Business Strategies

Our primary business strategies and objectives are to grow our recently acquired Canadian assets aggressively by acquiring projects that generate immediate cash flow and/or offer workover opportunities without committing huge resources to new exploratory drilling, or offer transformative growth potential with strategic investment in favorable political and economic environments such as our option on PR Spring in Uintah Basin, Utah. TPET’s current strategy and focus at the South Salinas Project is to seek out a joint venture partner with the knowledge and capacity to operate in California. We are also endeavoring to secure approval from CalGEM and WaterBoards of a proposed short-term water-disposal program that should significantly reduce lease operating costs, launching a Carbon Capture and Storage Project, pursuing permits for full field development, and similar matters. Efforts to obtain from Monterey County conditional use permits and a full field development permit for the South Salinas Project are progressing. Efforts to obtain from the California Geologic Energy Management Division (“CalGEM”) and from the California Water Boards a permit for a water disposal project at the South Salinas Project are also progressing. In the meantime, the Company recently determined that existing permits allow production testing to continue at the HV-3A discovery well at Presidents Field and, consequently, testing operations were restarted at this well on March 22, 2024. Oil production from this well has occurred and the Company has idled operations currently pending an assessment of the viability of increasing the well’s gross production rate, for example by adding up to 650 feet of additional perforations in the oil zone and/or acidizing the well for borehole cleanup. First oil sales from the HV-3A well occurred in the third calendar quarter of 2024.

TPET’s current strategy and focus at the PR Spring project is to monitor the results of the new 2-4 and 8-4 wells at the Company’s Asphalt Ridge project. Once production attains 40 barrels per day for thirty days from both wells, TPET will be in a position to exercise its option on the 2000-acre project and enter into a Definitive development agreement.

TPET’s primary strategies and objectives are focused on growing the Company into a highly profitable, independent oil and gas company.

Our Growth Strategy

TPET’s goal is the building and growing of a substantial independent oil and gas company by acquiring projects that generate immediate cash flow as in our Canadian assets or offer transformative growth potential with strategic investment such as our option on P.R. Spring in Utah.

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Competition

There are many large, medium, and small-sized oil and gas companies and third-parties that are our competitors. Many of these competitors have extensive operational histories, experienced oil and gas industry management, profitable operations, and significant reserves and funding resources. Our efforts to acquire additional oil/gas properties in California and elsewhere may be met with competition.

Government Regulation

We are subject to a number of federal, state, county and local laws, regulations and other requirements relating to oil and natural gas operations. The laws and regulations that affect the oil and natural gas industry are under constant review for amendment or expansion. Some of these laws, regulations and requirements result in challenges, delays and/or obstacles in obtaining permits, and some carry substantial penalties for failure to comply. The regulatory burden on the oil and natural gas industry increases our cost of doing business, can affect and even obstruct our operations and, consequently, can affect our profitability. These burdens include regulations relating to transportation of oil and gas, drilling and production and other regulatory matters.

Certain Recent Developments

Formation of a Canadian Wholly-Owned Subsidiary

On March 28, 2025, we formed Trio Petroleum Canada, Corp., an Alberta, Canada corporation and our wholly owned subsidiary (“Trio Canada”). Our Chief Executive Officer, Robin Ross, is also the Chief Executive Officer of Trio Canada and also serves as Secretary/Treasurer. Our Chief Financial Officer, Greg Overholtzer, is also the Chief Financial Officer of Trio Canada. Robin Ross also serves as the sole director of Trio Canada.

Loan to Trio Canada

As of April 4, 2025, we entered into a Loan and Note Purchase Agreement (the “Loan Agreement”) with Trio Canada, made a loan (the “Subsidiary Loan”) to Trio Canada, in the amount of US$1,131,000 (the “Loan Amount”), and Trio Canada issued to us a three-year promissory note, with a maturity date of April 4, 2028, in the principal amount of US$1,131,000 (the “Subsidiary Note”) evidencing the Loan Amount. The outstanding principal amount of the Subsidiary Note accrues interest at a rate of 12% per annum.

Under the terms of the Loan Agreement, the Loan Amount was used to pay the remaining cash amount payable to Novacor, in connection with the Novacor Acquisition, and the remainder of the Loan Amount is to be used for ongoing operating costs of Trio Canada.

Convertible Notes Financings

April 2025 Convertible Note Financing

On April 11, 2025, we issued an Unsecured Original Discount Convertible Promissory Note (the “April 2015 Note”) to an institutional investor (the “April 2025 Note Investor”) in a principal amount of $321,176, having an original issue discount of $48,176, resulting in a funding amount of $273,000. After the payment of a commission of $15,015 to Spartan Capital Securities, LLC and the payment of $10,000 to reimburse the April Note Investor for its legal fees, we received net proceeds of $247,985.

On April 17, 2025, we issued an amended and restated Unsecured Original Discount Convertible Promissory Note to the April 2025 Convertible Note Investor (the “April 2025 Amended and Restated Note”), in an aggregate principal amount, with the principal amount of the April 2025 Note, of $712,941, having an aggregate original issue discount of $106,941, including the original issue discount of the April 2025 Note, and resulting in an aggregate funding amount, with the April 2025 Note, of $606,000. We received additional net proceeds of $333,000.

The April 2025 Amended and Restated Note also contained “piggyback” registration rights and the shares issuable upon conversion of the April 2025 Amended and Restated Note were registered for resale in a registration statement declared effective by the SEC on May 22, 2025. As of the date of this prospectus the April 2025 Amended and Restated Note has been fully converted by the April 2025 Note Investor into shares of common stock.

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August 2025 Convertible Note Financing

On August 15, 2025, we closed a private placement pursuant to which we issued the August 2025 Notes to three institutional investors (the “August 2025 Note Investors”) in an aggregate principal amount of $1,200,000 (the “August 2025 Notes Principal Amount”), having an aggregate original issue discount of $180,000, or 15%, resulting in an aggregate funding amount of $1,020,000 (the “August 2025 Notes Funding Amount”). After the payment of $71,400 to Ladenburg Thalman & Co. Inc, as an exclusive placement agent fee, and $20,000 to reimburse the lead Investor for its legal fees, net proceeds of the financing was $928,600.

We may prepay all or any portion of the August 2015 Notes at any time (without penalty or premium if prepaid on or before the maturity date of February 15, 2026). If, during the period the August 2025 Notes remain outstanding, the Company raises any type of equity-related financing, the August 2024 Note Investors have the right to request that an aggregate of up to 25% of the gross proceeds raised by us in any such financing be used to repay the outstanding amounts of the August 2025 Notes.

The August 2025 Note Investors may request conversion of the August 2025 Notes, at any time, into shares of common stock (the “Conversion Shares”). Additionally, we have the right to require the August 2025 Note Investors to convert their August 2025 Notes in the event that at such time, for each of the five (5) preceding trading days prior to such date (i) the daily volume weighted average price (“VWAP”) of our common stock on the NYSE American or any other principal securities exchange on which the common stock is then traded (the “Principal Exchange”) is greater than $0.85 (subject to adjustments for forward splits and reverse splits of the common stock and other similar recapitalizations, as well as such other adjustments as provided in the August 2025 Notes), (ii) all of the Conversion Shares have been registered for resale under an effective registration statement filed with the SEC, and (iii) the daily dollar trading volume for the common stock on the Principal Exchange exceeds $500,000 per trading day; provided, however, that the amount subject to such conversion, under any of the August 2025 Notes, shall not exceed twenty percent (20%) of the total dollar trading volume of the common stock during such 5-day period. Furthermore, any conversion may not result in the issuance of shares of common stock to an August 2025 Note Investor, which would cause such August 2025 Note Investor, along with its affiliates, to own more than 4.99% (9.99%, if elected by the Investor) of the Company’s then outstanding shares of common stock nor to exceed the maximum number of shares that such Investor may convert pursuant to its Note (the “Beneficial Ownership Limitation”).

The conversion price of the August 2025 Notes is equal to the lesser of (i) $1.32 and (ii) 90% of the lowest daily VWAP of the common stock on the Principal Exchange, during the five (5) trading days prior to the date of a notice of conversion (a “Conversion Notice”). Notwithstanding the foregoing, the Conversion Price shall not be less than a floor price of $0.72, subject to certain adjustments, as provided in the August 2025 Notes (the “Floor Price”). In the event that any August 2025 Note Investor desires to convert its August 2025 Note at a time when the applicable Conversion Price is less than the Floor Price, such Investor may request a reduction to the Floor Price to the then applicable Conversion Price, but, in any event, not less than $0.22, which is 20% of the closing price of $1.10 of the common stock on the Principal Exchange on the trading day immediately prior the original issuance date of the August 2025 Notes. Upon any such reduction in the Floor Price, the Floor price of the other August 2025 Notes shall be similarly reduced.

Notwithstanding any of the other terms of the August 2025 Notes, the maximum number of shares of common stock which may be issued upon the conversion of all of the August 2025 Notes is 1,679,127 shares (the “Maximum Number of Conversion Shares), which is equal to 19.99% of the 8,399,839 shares of the Company’s common stock issued and outstanding on the closing date of the private placement.

Under the terms of a Registration Rights Agreement entered into by us with each of the August 2025 Note Investors, we have agreed to register the Conversion Shares for resale in a registration statement. The Conversion Shares were registered for resale in a Registration Statement on Form S-3, which was declared effective by the SEC on September 11, 2025.

For additional information on the terms of the August 2025 Convertible Note Financing, see our Current Report on Form 8-K filed with the SEC on August 18, 2025, including the August 2025 Notes and Registration Rights Agreement filed as exhibits thereto.

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Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an “emerging growth company” we may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	the option to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

●	not being required to comply with any requirements that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until October 31, 2028, which is the last day of our fiscal year following the fifth anniversary of the consummation of our initial public offering (“IPO”). However, if any of the following events occur prior to the end of such five-year period, (i) our annual gross revenue exceeds $1.235 billion, (ii) we issue more than $1.0 billion of non-convertible debt in any three-year period, or (iii) we become a “large accelerated filer,” (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), we will cease to be an emerging growth company prior to the end of such five-year period. We will be deemed to be a “large accelerated filer” at such time that we (a) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700.0 million or more as of the last business day of our most recently completed second fiscal quarter, (b) have been required to file annual and quarterly reports under the Exchange Act for a period of at least 12 months and (c) have filed at least one annual report pursuant to the Exchange Act. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements including reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part (the “Registration Statement”) and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

We are also a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act, and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. To the extent that we continue to qualify as a “smaller reporting company” as such term is defined in Rule 12b-2 under the Exchange Act, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a “smaller reporting company,” including exemption from compliance with the auditor attestation requirements pursuant to SOX and reduced disclosure about our executive compensation arrangements. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our common stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float (based on our common stock) or a public float (based on our common stock) that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to take advantage of this extended transition period.

Corporate Information

We were formed as a Delaware corporation in July 2021. Our headquarters are in Malibu, California, and our principal executive offices are located at 23823 Malibu Road, Suite 304 Malibu, CA 90265, and our telephone number is (661) 324-3911. Our website address is www.trio-petroleum.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

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RISK FACTORS

Our future operating results could differ materially from the results described in our SEC filings due to the risks and uncertainties described below. You should consider carefully the following information about risks in evaluating our business. If any of the following risks actually occur, our business, financial condition, results of operations and future growth prospects would likely be materially and adversely affected. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations in these circumstances, the market price of our securities would likely decline. In addition, we cannot assure investors that our assumptions and expectations will prove to be correct. Important factors could cause our actual results to differ materially from those indicated or implied by forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements” for a discussion of some of the forward-looking statements that are qualified by these risk factors. Factors that could cause or contribute to such differences include those factors discussed below.

Summary of Risk Factors

Investing in our common stock involves risks. In addition, our business and operations are subject to a number of risks, which you should be aware of prior to making a decision to invest in our common stock. These risks are discussed more fully in this “Risk Factors” section. Below is a summary of these risks.

Risks Relating to Our Business

●	We have a history of operating losses, our management has concluded that factors raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the years ended October 31, 2024 and 2023.
●	We may face delays and/or obstacles in project development due to difficulties in obtaining necessary permits from federal, state, county and/or local agencies, which may materially affect our business.
●	Due to our contractor model for drilling operations, we will be vulnerable to any inability to engage one or more drilling rigs and associated drilling personnel.
●	We have faced, and may in the future face, conflicts of interest in negotiations with related parties, including in negotiations with Lafayette Energy Corp. and/or Trio LLC, entities which certain of our employees, officers and directors serve as employees, officers or directors, for example concerning assets where TPET and one of these entities have interests.
●	We are operating in a highly capital-intensive industry, and any sales of produced oil and gas may be insufficient to fund, sustain, or expand revenue-generating operations.
●	We face substantial uncertainties in estimating the characteristics of our assets, so you should not place undue reliance on any of our measures.
●	There are uncertainties and risks in the drilling of wells, often involving significant costs that may be more than our estimates, and drilling may not result in any discoveries or additions to our future production or future reserves, or it may result in disproving or diminishing our current reserves.
●	We have been an exploration stage entity and our future performance is uncertain.
●	We are dependent on certain members of our management and technical team.
●	Seismic studies do not guarantee that oil or gas is present or, if present, will produce in economic quantities.
●	The potential lack of availability of, or cost of, drilling rigs, equipment, supplies, personnel, and crude oil field services could adversely affect our ability to execute on a timely basis exploration and development plans within any budget.
●	Our business plan requires substantial additional capital, which we may be unable to raise on acceptable terms in the future, which may in turn limit our ability to develop our exploration, appraisal, development and production activities.
●	A substantial or extended decline in global and/or local oil and/or natural gas prices may adversely affect our business, financial condition and results of operations.
●	Unless we replace our petroleum reserves, our reserves and production will decline over time. Our business is dependent on the successful development of our various current petroleum assets and projects and/or on continued successful identification and exploitation of other petroleum assets and prospects, whereas the identified locations in which we drill in the future may not yield oil or natural gas in commercial quantities.
●	Our inability to access appropriate equipment and infrastructure in a timely manner may hinder our access to oil and natural gas markets or delay our future oil and natural gas production.

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●	We are subject to numerous risks inherent to the exploration and production of oil and natural gas.
●	We are subject to drilling and other operational environmental hazards.
●	The development schedule of oil and natural gas projects, including the availability and cost of drilling rigs, equipment, supplies, personnel and oilfield services, is subject to delays and cost overruns.
●	Participants in the oil and gas industry are subject to numerous laws that can affect the cost, manner or feasibility of doing business.
●	We and our operations are subject to numerous environmental, health and safety regulations which may result in material liabilities and costs.
●	Our operations may be dependent on sources of electricity and/or natural gas that may be unreliable or costly.
●	We expect continued and increasing attention to climate change and energy transition issues and associated regulations to constrain and impede the oil/gas industry.
●	We may incur substantial losses and become subject to liability claims as a result of future oil and natural gas operations, for which we may not have adequate insurance coverage.
●	We may be subject to risks in connection with acquisitions and the integration of significant acquisitions may be difficult.
●	If we fail to realize the anticipated benefits of a significant acquisition, our results of operations may be adversely affected.
●	The requirements of being a public company may strain our resources, result in more litigation and divert management’s attention.
●	We are subject to the examination of our tax returns and other tax matters by the U.S. Internal Revenue Service, states in which we conduct business, and other tax authorities. If our effective tax rates were to increase, or if the ultimate determination of our taxes owed is for an amount in excess of amounts previously accrued, our financial condition, operating results and cash flows could be materially adversely affected.
●	Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.
●	Our business and results of operations may be materially adversely affected by inflationary pressures.

Risks Relating to Our Common Stock

●	There can be no assurance that an active and liquid trading market for our common stock will continue or that we will be able to continue to comply with the NYSE American’s continued listing standards.
●	Our share price may be volatile, and purchasers of our common stock could incur substantial losses.
●	A substantial portion of our total issued and outstanding shares may be sold into the market at any time. This could cause the market price of our common stock to drop significantly, even if our business is doing well.
●	Our common stock may be subject to the “penny stock” rules in the future. It may be more difficult to resell securities classified as “penny stock.”
●	Certain of our executive officers and directors have significant duties with, and spend significant time serving, entities that may compete with us in seeking acquisitions and business opportunities and, accordingly, may have conflicts of interest in allocating time or pursuing business opportunities.
●	For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.
●	We do not intend to pay dividends on our common stock and, consequently, your only opportunity to achieve a return on your investment is if the price of our shares appreciates.

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Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an “emerging growth company” we may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	the option to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;
●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);
●	not being required to comply with any requirements that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);
●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and
●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Risks Relating to Our Business

We have a history of operating losses, our management has concluded that factors raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the years ended October 31, 2024 and 2023.

For the year ended October 31, 2024, we generated revenues of $213,204, reported a net loss of $9,626,797 and cash flows used in operating activities of $3,840,744. For the six months ended April 30, 2025, we generated revenues of $34,090, reported a net loss of $3,179,277, and cash flows used in operating activities of $1,660,469. As of April 30, 2025, we had an accumulated deficit of $23,252,956. Our management has concluded that our accumulated deficit and limited source of revenue sufficient to cover our cost of operation as well as our dependence on private equity and other financings raise substantial doubt about our ability to continue as a going concern, and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the years ended October 31, 2024 and 2023.

Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. These adjustments would likely include substantial impairment of the carrying amount of our assets and potential contingent liabilities that may arise if we are unable to fulfill various operational commitments. In addition, the value of our securities, would be greatly impaired. Our ability to continue as a going concern is dependent upon generating sufficient cash flow from operations and obtaining additional capital and financing. If our ability to generate cash flow from operations is delayed or reduced and we are unable to raise additional funding from other sources, we may be unable to continue in business.

We may face delays and/or obstacles in project development due to difficulties in obtaining necessary permits from federal, state, county and/or local agencies, which may materially affect our business.

We are subject to a number of federal, state, county and local laws, regulations and other requirements relating to oil and natural gas operations. The laws and regulations that affect the oil and natural gas industry are under constant review for amendment or expansion. Some of these laws, regulations and requirements result in challenges, delays and/or obstacles in obtaining permits, and some carry substantial penalties for failure to comply. The regulatory burden on the oil and natural gas industry increases our cost of doing business, can affect and even obstruct our operations and, consequently, can affect our profitability.

Various permits for exploratory drilling and production-testing are in-hand for the South Salinas Project, whereas permits for long-term production, conditional use permits, water disposal and other matters have not yet been obtained. There are challenges and uncertainties in obtaining permits, which may result in delays and/or obstacles to developing our oil/gas assets. California and Colorado are two States that are considered to have challenging regulatory environments and Monterey County in California also has this reputation. We may experience delays and/or obstacles to exploiting our assets, and also may be required to make large expenditures to comply with governmental laws and regulations and to obtain permits.

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The Company currently has permits from Monterey County for the HV-1, HV-2, HV-3A and HV-4 wells, permitting each of these wells to be tested by producing it for its own 18 month period with the Company selling the produced oil and/or gas, and disposing of produced water from these wells by trucking it offsite to a licensed water-disposal facility and, if necessary, flaring on-site any natural gas that is not used on-site in field operations. The Company is currently seeking a permit from CalGEM and State Water Boards to dispose of produced water at the Project.

The Company is seeking and/or expects to seek from regulatory agencies any and all additional permits as may be necessary, which may include but not be limited to conditional use permits, drilling permits, permits for full-field development, permits for long-term production, permits for additional water disposal wells, permits for transport of oil and gas via pipelines, and such similar permits as are customarily required in oil and gas exploration and development projects. Delays and/or obstacles in obtaining necessary permits may materially affect our business, for example:

●	it will not be possible to produce the HV-1, HV-2, HV-3A and HV-4 wells after their individual eighteen-month production-test periods without additional permits;
●	project economics will be less favorable if all necessary permits for on-site water disposal are not approved;
●	it will not be possible to drill new wells other than the HV-2 and HV-4 wells without new permits;
●	it will not be possible to utilize five of the existing Project wells (i.e., the BM 2-2, BM 1-2-RD1, HV 2-6, HV 3-6 and/or HV 1-35) without new permits, including conditional use permits from Monterey County, and other customary permits from local and State agencies;
●	it will not be possible to initiate full-field development without new permits; and
●	it will not be possible to establish long-term production without new permits.

Due to our contractor model for drilling operations, we will be vulnerable to any inability to engage one or more drilling rigs and associated drilling personnel.

Our operation plan currently depends on using the services of independent drilling contractors such as Ensign Energy that operate their own drilling rigs using their own personnel. Lack of rig availability from independent drilling contractors would hinder our operations. Our assets include operations in California and Ensign, for example, has indicated that it is moving its drilling rigs out of California due to decline of California’s oil and gas industry. Lack of rig availability may be a problem if there is a drilling boom and rigs are reserved by other operators into the foreseeable future, or contrarily if there is a general lack of rigs as may occur if the oil industry is in a slump and rigs are taken out of service. The capacities of standard oil field service companies in general (i.e., in addition to drilling contractors) in California have declined and continue to decline in parallel with the continuing decline of California’s oil and gas industry.

We have faced, and may in the future face, conflicts of interest in negotiations with related parties, including in negotiations with Lafayette Energy Corp and/or Trio LLC, entities which certain of our employees, officers and directors serve as employees, officers or directors, for example concerning assets where TPET and one of these entities have interests.

TPET and Lafayette Energy Corp (“LEC”) both have equity interests in the Asphalt Ridge Project, Utah. TPET and Trio LLC both have equity interests in the South Salinas Project California.

Gregory L. Overholtzer, our Chief Financial Officer, is also employed by Lafayette Energy Corp (“LEC”) as its Chief Financial Officer. TPET and LEC both have interests in the Asphalt Ridge Asset in Utah. TPET has an option at this asset and potential conflicts of interests may arise. Mr. Overholtzer, through his relationship with LEC, might benefit in the event TPET is unable to exercise its option to acquire this asset.

Stanford Eschner, who we employed as our Vice Chairman until December 31, 2024 and as our Vice Chairman in a non-employee capacity until August 1, 2025 and who currently serves as a consultant for the company for a term commencing on August 1, 2025 and ending on December 31, 2025, and Steven Rowlee, who we employed as our Chief Operating Officer until December 31, 2024 and was officially released from his duties by the Board as of January 2, 2025, are also employed by Trio LLC. Terence B. Eschner, who we employed as our President until December 31, 2024 and was officially released from his duties by the Board as of January 2, 2025, also works as a consultant to Trio LLC through his company Sarlan Resources, Inc. Trio LLC and its management team are part owners of the Company and will continue as Operator of the South Salinas Project on behalf of Trio Corp and of the other working interest partners.

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In October 2023, the Company acquired an approximate 22% working interest in the McCool Ranch Oil Field from Trio LLC, which the Company announced in a press release on October 18, 2023. The Company acquiring this interest in the McCool Ranch Oil Field primarily through work commitment expenditures that will be allocated to restart production at the field.

Since Trio LLC is partly owned and controlled by members of our management, acquisitions of Trio LLC’s assets by the Company constitute related party transactions and, therefore, a special committee of our board of directors, currently comprised of Mr. Ross, Mr. Randall and Mr. Hunter (the “Trio Special Committee”) was formed to evaluate and negotiate the terms of such acquisitions. In addition, in accordance with our Related Person Transaction Policy, we will have such transactions reviewed and approved by our Board’s Audit Committee. TPET has engaged KLS Petroleum Consulting LLC (“KLSP”) to conduct comprehensive analyses and to provide valuations of such assets, which analyses have been delivered to the Company and evaluated by the Trio Special Committee.

Since LEC is partly owned and controlled by current and former members of our management, transactions including acquisitions between TPET and LEC relating to the Asphalt Ridge Asset and/or to other assets constitute related party transactions, we have formed a special committee of our board of directors, comprised of Mr. Pernice, Mr. Randall and Mr. Hunter (the “Lafayette Special Committee”) to evaluate and negotiate the terms of any such future transactions. In addition, in accordance with our Related Person Transaction Policy, we will have any such future transactions reviewed and approved by our Board’s Audit Committee. TPET will engage KLS Petroleum Consulting LLC (“KLSP”) or other third-party experts, as deemed necessary by TPET’s management and/or by the Lafayette Special Committee, to conduct comprehensive analyses and to provide valuations of such assets, which analyses will be delivered to the Company and evaluated by the Trio Special Committee.

We may enter into future transactions with LEC and/or Trio LLC. These transactions can give rise to potential conflicts of interest. We believe that the terms and conditions of our transactions have been, and will continue to be at arm’s length and on commercial terms that are normal, considering the characteristics of the goods or services involved. However, there can be no assurance that if such transactions had been concluded between or with third parties, such parties would have negotiated or entered into agreements or carried out such transactions under the same or substantially similar terms and conditions. Notwithstanding the fact that we have created the Trio Special Committee and the Lafayette Special Committee to address these potential conflicts of interest, such potential conflicts of interests could result in the value of our securities being worth less than similarly situated companies without conflicts of interest, or becoming devalued in the future. Additionally, such conflicts of interest could also lead to future stockholder litigation against such conflicted officers and directors and/or the Company, which could force us to expend significant resources defending and could result in material damages being required to be paid by the Company.

We are operating in a highly capital-intensive industry, and any sales of produced oil and gas may be insufficient to fund, sustain, or expand revenue-generating operations.

The oil/gas drilling exploration and production business are capital intensive due to the cost of experienced personnel; equipment and other assets required to drill, produce and store oil; regulatory compliance costs; potential liability exposures and financial impact; and risk of unpredictable volatility in oil market prices and predatory pricing by competitors. Drilling requires an upfront payment of operational costs with no guarantee that actual oil/gas production will cover such expenses. “Dry” holes and/or non-economic results at planned oil/gas wells could deplete available funding raised by the Company and render the Company insolvent. The actual amount and timing of our future capital expenditures may differ materially from our estimates as a result of, among other things, market oil prices, actual drilling results, the availability of drilling rigs and other services and equipment, and regulatory, technological, and competitive developments.

Future cash flow from our operations and access to capital are subject to a number of variables, including: (i) the market prices at which our produced oil and gas are sold; (ii) our oil and/or gas reserves; (iii) our ability to acquire, locate and produce new oil/gas reserves; and (iv) the levels of our operating expenses.

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We face substantial uncertainties in estimating the characteristics of our assets, so you should not place undue reliance on any of our measures.

In this prospectus, we provide numerical and other measures of the characteristics, including with regard to size and quality, of our assets. These measures may be incorrect, as the accuracy of these measures are functions of available data, geological, geophysical, petrophysical and engineering interpretation and judgment. Any analogies drawn by us from other wells, discoveries or producing fields may not prove to be accurate indicators of the success of developing reserves from our assets. Furthermore, we may have inaccurately evaluated the accuracy of the data from analog wells or prospects produced by other parties, which we may have used.

There are uncertainties in reserve forecasts and in associated estimates of future cash flows in the South Salinas Project due to uncertainties in various matters including, for example, in the following:

●	the areal extent of the oil and/or gas fields and/or prospects;
●	the gross and net thicknesses of the geologic zones that comprise the oil and/or gas reservoirs (note: “oil and gas reservoirs” are geologic zones that contain oil and/or gas);
●	the porosity, permeability and fluid saturations (i.e., oil, gas and/or water saturation) of the oil and/or gas reservoirs;
●	the oil, gas and/or water production rates that will be achieved initially and during extended reservoir performance;
●	the volumes of oil and/or gas that can be economically extracted from the oil and/or gas reservoirs;
●	the extent of natural fractures that will be encountered in the naturally-fractured Monterey Formation oil and gas reservoirs (e.g., the Monterey Yellow Zone and Monterey Blue Zone that are discussed hereunder and in the Reserve Report and Reserve Supplement Report);
●	pore volume compressibility and its impact on reservoir pressure and thus on reservoir performance; and
●	the oil- and gas-prices during the life of the Project.

It is possible that few or none of our wells to be drilled in the future will find accumulations of oil/gas in commercial quality or quantity. Any significant variance between actual results and our assumptions could materially affect the quantities of oil attributable to any particular prospect.

The drilling of wells is speculative, often involving significant costs that may be more than our estimates, and drilling may not result in any discoveries or additions to our future production or future reserves, or it may result in disproving or diminishing our current reserves.

Exploring for and developing oil involves a high degree of operational and financial risk, which precludes definitive statements as to the time required and costs involved in reaching certain objectives. The budgeted costs of planning, drilling, completing and operating wells are often exceeded and can increase significantly when drilling costs rise due to a tightening in the supply of various types of oilfield equipment and related services or unanticipated geologic and/or mechanical conditions. Before a well is spud, we may incur significant geological and geophysical (seismic) costs, which are incurred whether a well eventually produces commercial quantities of oil/gas, or is drilled at all. Drilling may be unsuccessful for many reasons, including geologic conditions, weather, cost overruns, equipment shortages and mechanical difficulties. Exploratory wells bear a much greater risk of loss than development wells. Furthermore, the successful drilling of a well does not necessarily result in the commercially viable development of a field. A variety of factors, including regulatory, geologic and/or market-related, can cause a field to become uneconomic or only marginally economic. All of our prospects will require significant additional exploration and development, regulatory approval and commitments of resources prior to commercial development. The successful drilling of a single well may not be indicative of the potential for the development of a commercially viable field. Furthermore, if our actual drilling and development costs are significantly more than our estimated costs, we may not be able to continue our business operations as proposed and may be forced to modify our development plans.

We have been an exploration stage entity and our future performance is uncertain.

We have been an exploration stage entity and will continue to be so until we generate revenue. Exploration stage entities face substantial business risks and may suffer significant losses. We have generated substantial net losses and negative cash flows from operating activities since our inception and expect to continue to incur substantial net losses as we continue our exploration and appraisal program. We face challenges and uncertainties in financial planning as a result of the unavailability of historical data and uncertainties regarding the nature, scope and results of our future activities. We will need to develop additional business relationships, establish additional operating procedures, hire additional staff, and take other measures necessary to conduct our intended business activities. We may not be successful in implementing our business strategies or in completing the development of the facilities necessary to conduct our business as planned. In the event that one or more of our drilling programs is not completed, is delayed or terminated, our operating results will be adversely affected and our operations will differ materially from the activities described in this prospectus. There are uncertainties surrounding our future business operations that must be navigated if we transition from an exploration stage entity and commence generating revenues, some of which may cause a material adverse effect on our results of operations and financial condition.

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We are dependent on certain members of our management and technical team.

Investors in our common stock must rely upon the ability, expertise, judgment and discretion of our management and the success of our technical team in identifying, discovering, evaluating and developing reserves. Our performance and success are dependent, in part, upon key members of our management and technical team, and their loss or departure could be detrimental to our future success. We depend to a significant degree upon our recently appointed Chief Executive Officer, Robin Ross, and our Chief Financial Officer, Gregory L. Overholtzer. Our performance and success are dependent to a large extent on the efforts and continued employment of Mr. Ross and Mr. Overholtzer. We do not believe that Mr. Ross and Mr. Overholtzer could be quickly replaced with personnel of equal experience and capabilities, and their successor(s) may not be as effective. If Mr. Ross and Mr. Overholtzer, or any of our other key personnel resign or become unable to continue in their present roles and if they are not adequately replaced, our business operations could be adversely affected.

In making a decision to invest in our common stock, you must be willing to rely to a significant extent on our management’s discretion and judgment. A significant amount of the interests in our Company held by members of our management were previously vested. While the Company currently has an equity incentive plan in place, there can be no assurance that our management and technical team will remain in place. The loss of any of our management and technical team members, and specifically, Mr. Ross, our recently appointed Chief Executive Officer, could have a material adverse effect on our results of operations and financial condition, as well as on the market price of our common stock.

Seismic studies do not guarantee that oil or gas is present or, if present, will produce in economic quantities.

Oil exploration and production companies, like the Company, rely on seismic studies to assist in assessing prospective drilling opportunities on oil and gas properties, as well as on properties that a company may acquire. Such seismic studies are merely an interpretive tool and do not necessarily guarantee that oil or gas is present or, if present, will produce in economic or profitable quantities.

The potential lack of availability of, or cost of, drilling rigs, equipment, supplies, personnel, and crude oil field services could adversely affect our ability to execute on a timely basis exploration and development plans within any budget.

We may encounter an increase in the cost of securing needed drilling rigs, equipment, and supplies, which is increasingly a risk in California where the oil and gas industry is contracting, due to regulatory challenges/obstacles, and some service companies are reducing their presence in California or leaving the state entirely. Larger producers may be more likely to secure access to such equipment by offering more lucrative terms. If we are unable to acquire access to such resources or can obtain access only at higher prices, its ability to convert oil reserves into cash flow could be delayed, and the cost of producing from those oil reserves could increase significantly, which would adversely affect results of operations and financial condition. Our current drilling operations are limited, and availability of essential drilling assets may not become a risk factor until such time as we increase drilling operations.

Our business plan requires substantial additional capital, which we may be unable to raise on acceptable terms in the future, which may in turn limit our ability to develop our exploration, appraisal, development and production activities.

We expect our capital outlays and operating expenditures to be substantial over the next several years as we expand our operations. Obtaining and/or reprocessing and/or reinterpreting seismic data, as well as exploration, appraisal, development and production activities entail considerable costs, and we expect that we will need to raise substantial additional capital, through future private or public equity offerings, strategic alliances or debt financing.

Our future capital requirements will depend on many factors, including:

●	the scope, rate of progress and cost of our exploration, appraisal, development and production activities;

●	oil prices;

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●	our ability to produce oil or natural gas;

●	the terms and timing of any drilling and other production-related arrangements that we may enter into;

●	the cost and timing of governmental regulatory approvals of permits; and

●	the effects of competition from other companies and/or third-parties operating in the oil and gas industry.

Additional capital may not be available on favorable terms, or at all. In addition, if we are successful raising additional capital through the sale of our securities, at such time our existing stockholders would, in all likelihood, be further diluted and new investors may demand rights, preferences or privileges senior to those of existing stockholders. If we raise additional capital through debt financing, the financing may involve covenants that restrict our business activities. If we choose to farm-out our interests, we may lose operating control or influence over such assets.

Assuming we are able to timely commence exploration, appraisal, development and/or production activities, and/or to maintain oil/gas production, and/or to maintain force majeure status, then our rights to our mineral leasehold should extend for certain periods of time and/or for life of production. If we are unable to meet our commitments we may be subject to significant potential forfeiture of all or part of the mineral leasehold. If we are not successful in raising additional capital, we may be unable to continue our future exploration and production activities or successfully exploit our assets, and we may lose the rights to develop said assets.

A substantial or extended decline in global and/or local oil and/or natural gas prices may adversely affect our business, financial condition and results of operations.

The prices that we will receive for our oil and natural gas will significantly affect our revenue, profitability, access to capital and future growth rate. Historically, the oil and natural gas markets have been volatile and will likely continue to be volatile in the future. The prices that we will receive for our future production and the levels of our future production depend on numerous factors. These factors include, but are not limited to, the following:

●	changes in supply and demand for oil and natural gas;

●	the actions of the Organization of the Petroleum Exporting Countries (“OPEC”);

●	speculation as to the future price of oil and natural gas and the speculative trading of oil and natural gas futures contracts;

●	global economic conditions;

●	political and economic conditions, including embargoes in oil-producing countries or affecting other oil-producing activities, particularly in the Middle East, Africa, Russia and South America;

●	the continued threat of terrorism and the impact of military and other action, including U.S. military operations in the Middle East;

●	the level of global oil and natural gas exploration and production activity;

●	the level of global oil inventories and oil refining capacities;

●	weather conditions and natural disasters;

●	technological advances affecting energy consumption;

●	governmental regulations and taxation policies;

●	proximity and capacity of transportation facilities;

●	the price and availability of competitors’ supplies of oil and natural gas; and

●	the price and availability of alternative fuels.

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Lower oil prices may not only decrease our revenues on a per share basis but also may reduce the amount of oil that we can produce economically. A substantial or extended decline in oil and natural gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures.

Unless we replace our petroleum reserves, our reserves and production will decline over time. Our business is dependent on the successful development of our various current petroleum assets and projects and/or on continued successful identification and exploitation of other petroleum assets and prospects, whereas the identified locations in which we drill in the future may not yield oil or natural gas in commercial quantities.

Production from oil properties may decline as reserves are depleted, with the rate of decline depending on reservoir characteristics and other factors. Similarly, our current reserves will decline as the reserves are produced. Our future oil reserves and production, and therefore our cash flows and income, are highly dependent on our success in efficiently developing our current reserves and/or economically finding or acquiring additional recoverable reserves. While our team members have had success in identifying and developing commercially exploitable deposits and drilling locations in the past, we may be unable to replicate that success in the future. We may not identify any more commercially exploitable deposits or successfully drill, complete or produce more oil reserves, and the wells which we have drilled and currently plan to drill at our assets may not discover or produce any further oil or gas or may not discover or produce additional commercially viable quantities of oil or gas to enable us to continue to operate profitably. If we are unable to replace our future production, the value of our reserves will decrease, and our business, financial condition and results of operations will be materially adversely affected.

Our inability to access appropriate equipment and infrastructure in a timely manner may hinder our access to oil and natural gas markets or delay our future oil and natural gas production.

Our ability to market our future oil/gas production will depend substantially on the availability and capacity of processing facilities, tanker trucks, pipelines and other infrastructure. Our failure to obtain such facilities on acceptable terms could materially harm our business. We will rely on access to drilling rigs suitable for our projects. The availability of drilling rigs may be problematic or delayed, and we may not be able to gain timely access to suitable rigs. We may be required to shut-in oil/gas wells because of the absence of markets or because facilities are inadequate or nonexistent. If that were to occur, then we would be unable to realize revenue from those wells until arrangements were made to deliver the production to market, which could cause a material adverse effect on our financial condition and results of operations.

Additionally, the exploitation and sale of associated and non-associated natural gas and liquids will be subject to timely commercial processing and marketing of these products, which may depend on the contracting, financing, building and operating of infrastructure by third parties.

We are subject to numerous risks inherent to the exploration and production of oil and natural gas.

Oil and natural gas exploration and future production activities involve many risks that a combination of experience, knowledge and interpretation may not be able to overcome. Our future will depend on the success of our exploration and future production activities and on the development of infrastructure that will allow us to take advantage of our discoveries. As a result, our oil and natural gas exploration and future production activities are subject to numerous risks, including the risk that drilling will not result in commercially viable oil and natural gas production. Our decisions to purchase, explore or develop discoveries, prospects or licenses will depend in part on the evaluation of seismic data through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations.

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Furthermore, the marketability of expected oil and natural gas production from any future discoveries and prospects will also be affected by numerous factors. These factors include, but are not limited to, market fluctuations of prices, proximity, capacity and availability of processing facilities, transportation vehicles and pipelines, equipment availability and government regulations (including, without limitation, regulations relating to prices, taxes, royalties, allowable production, domestic supply requirements, importing and exporting of oil and natural gas, environmental protection and climate change). The effect of these factors, individually or jointly, may result in us not receiving an adequate return on invested capital.

In the event that our currently undeveloped discoveries and prospects are developed and become operational, they may not produce oil and natural gas in commercial quantities or at the costs anticipated, and our projects may cease production, in part or entirely, in certain circumstances. Discoveries may become uneconomical as a result of an increase in operating costs to produce oil and natural gas. Our actual operating costs may differ materially from our current estimates. Moreover, it is possible that other developments, such as increasingly strict environmental, climate change, health and safety laws and regulations and enforcement policies thereunder and claims for damages to property or persons resulting from our operations, could result in substantial costs and liabilities, delays, an inability to complete the development of our discoveries or the abandonment of such discoveries, which could cause a material adverse effect on our financial condition and results of operations.

We are subject to drilling and other operational environmental hazards.

The oil and natural gas business involves a variety of operating risks, including, but not limited to:

●	fires, blowouts, spills, cratering and explosions;
●	mechanical and equipment problems, including unforeseen engineering complications;
●	uncontrolled flows or leaks of oil, well fluids, natural gas, brine, toxic gas or other pollution;
●	gas flaring operations;
●	formations with abnormal pressures;
●	pollution, other environmental risks, and geological problems; and
●	weather conditions and natural disasters.

The development schedule of oil and natural gas projects, including the availability and cost of drilling rigs, equipment, supplies, personnel and oilfield services, is subject to delays and cost overruns.

Historically, some oil and natural gas development projects have experienced delays and capital cost increases and overruns due to, among other factors, the unavailability or high cost of drilling rigs and other essential equipment, supplies, personnel and oilfield services. To the extent we locate commercially viable reserves through our exploration and development activities, the cost to develop our projects will not have been fixed and will remain dependent upon a number of factors, including the completion of detailed cost estimates and final engineering, contracting and procurement costs. Our construction and operation schedules may not proceed as planned and may experience delays or cost overruns. Any delays may increase the costs of the project, requiring additional capital, and such capital may not be available in a timely and cost-effective fashion.

Participants in the oil and gas industry are subject to numerous laws that can affect the cost, manner or feasibility of doing business.

Exploration and production activities in the oil and gas industry are subject to local laws and regulations. We may be required to make large expenditures to comply with governmental laws and regulations, particularly in respect of the following matters:

●	permits for drilling, long-term production, water disposal, conditional use and other matters;
●	licenses for drilling operations;
●	tax increases, including retroactive claims;
●	unitization of oil accumulations;
●	local content requirements (including the mandatory use of local partners and vendors); and
●	environmental requirements and obligations, including remediation or investigation activities.

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Under these and other laws and regulations, we could be liable for personal injuries, property damage and other types of damages. Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws and regulations could change, or their interpretations could change, in ways that could substantially increase our costs. These risks may be higher in developing countries in which we may at some point in the future decide to conduct our operations, where there could be a lack of clarity or lack of consistency in the application of these laws and regulations. Any resulting liabilities, penalties, suspensions or terminations could have a material adverse effect on our financial condition and results of operations.

We and our operations are subject to numerous environmental, health and safety regulations which may result in material liabilities and costs.

We and our operations are subject to various international, foreign, federal, state and local environmental, health and safety laws and regulations governing, among other things, the emission and discharge of pollutants into the ground, air or water, the generation, storage, handling, use and transportation of regulated materials and the health and safety of our employees. We are required to obtain environmental permits from governmental authorities for our operations, including drilling permits for our wells. We have not been or may not be at all times in complete compliance with these permits and the environmental laws and regulations to which we are subject, and there is a risk that these laws and regulations could change in the future or become more stringent. If we violate or fail to comply with these laws, regulations or permits, we could be fined or otherwise sanctioned by regulators, including through the revocation of our permits or the suspension or termination of our operations. If we fail to obtain permits in a timely manner or at all (due to opposition from community or environmental interest groups, governmental delays or any other reasons), or if we face additional requirements imposed as a result of changes in or enactment of laws or regulations, such failure to obtain permits or such changes in or enactment of laws could impede or affect our operations, which could have a material adverse effect on our results of operations and financial condition.

We, as an interest owner or as the designated operator of certain of our current and future discoveries and prospects, could be held liable for some or all environmental, health and safety costs and liabilities arising out of our actions and omissions as well as those of our block partners, third-party contractors or other operators. To the extent we do not address these costs and liabilities or if we do not otherwise satisfy our obligations, our operations could be suspended or terminated. We have contracted with and intend to continue to hire third parties to perform services related to our operations. There is a risk that we may contract with third parties with unsatisfactory environmental, health and safety records or that our contractors may be unwilling or unable to cover any losses associated with their acts and omissions. Accordingly, we could be held liable for all costs and liabilities arising out of the acts or omissions of our contractors, which could have a material adverse effect on our results of operations and financial condition.

We maintain insurance at levels that we believe are consistent with industry practices, but we are not fully insured against all risks. Our insurance may not cover any or all environmental claims that might arise from our future operations or at any of our asset areas. If a significant accident or other event occurs and is not covered by insurance, such accident or event could have a material adverse effect on our results of operations and financial condition.

Our operations may be dependent on sources of electricity and/or natural gas that may be unreliable or costly.

Oil and gas operations, including our operations, commonly require significant electricity and/or natural gas as power sources to operate facilities. Some oil and gas operations are power self-sourced, for example producing natural gas to run facilities including to generate electricity. Some oil operations historically were permitted to burn crude oil to power operations but this is commonly not permitted today due to associated greenhouse gas emissions. Our South Salinas Project may produce sufficient natural gas to be power self-sourced and even to deliver gas to market. The McCool Ranch Oil Field produces black oil without associated natural gas, and historically has received natural gas through an existing pipeline that has had excess capacity. The excess capacity available might not be adequate to meet our demand. If establishing and/or maintaining reliable sources of affordable electricity and/or natural gas are problematic or delayed, this could have a material adverse effect on our results of operations and financial condition.

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We expect continued and increasing attention to climate change and energy transition issues and associated regulations to constrain and impede the oil/gas industry.

We expect continued and increasing attention to climate change and to the energy transition away from fossil fuels. Various countries and regions have agreed to regulate emissions of greenhouse gases, including methane (a primary component of natural gas) and carbon dioxide (a byproduct of oil and natural gas combustion). The regulation of greenhouse gases and the physical impacts of climate change in the areas in which we, our customers and the end-users of our products operate could adversely impact our operations and the demand for our products.

Environmental, health and safety laws are complex, change frequently and have tended to become increasingly stringent over time. Our costs of complying with current and future climate change, environmental, health and safety laws, the actions or omissions of our block partners and third party contractors and our liabilities arising from releases of, or exposure to, regulated substances may adversely affect our results of operations and financial condition.

We may incur substantial losses and become subject to liability claims as a result of future oil and natural gas operations, for which we may not have adequate insurance coverage.

We intend to maintain insurance against risks in the operation of the business we plan to develop and in amounts in which we believe to be reasonable. Such insurance, however, may contain exclusions and limitations on coverage. For example, we are not insured against political or terrorism risks. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect our business, financial condition and results of operations.

We may be subject to risks in connection with acquisitions and the integration of significant acquisitions may be difficult.

We periodically evaluate acquisitions of prospects, properties, mineral leases, licenses, reserves and other strategic transactions that appear to fit within our overall business strategy. The successful acquisition of these assets requires an assessment of several factors, including:

●	oil and/or gas reserves;
●	future oil and natural gas prices and their differentials;
●	development and operating costs; and
●	potential environmental and other liabilities.

The accuracy of these assessments is inherently uncertain. In connection with these assessments, we perform a review of the subject assets that we believe to be generally consistent with industry practices. Our review will not reveal all existing or potential problems nor will it permit us to become sufficiently familiar with the assets to fully assess their deficiencies and potential recoverable reserves. Inspections may not always be performed on every well, and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems. We may not be entitled to contractual indemnification for environmental liabilities and could acquire assets on an “as is” basis. Significant acquisitions and other strategic transactions may involve other risks, including:

●	diversion of our management’s attention to evaluating, negotiating and integrating significant acquisitions and strategic transactions;
●	the challenge and cost of integrating acquired operations, information management and other technology systems and business cultures with those of ours while carrying on our ongoing business;
●	difficulty associated with coordinating geographically separate organizations; and
●	the challenge of attracting and retaining personnel associated with acquired operations.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of our business. Members of our senior management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage our business. If our senior management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business could suffer.

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If we fail to realize the anticipated benefits of a significant acquisition, our results of operations may be adversely affected.

The success of a significant acquisition will depend, in part, on our ability to realize anticipated growth opportunities from combining the acquired assets or operations with those of ours. Even if a combination is successful, it may not be possible to realize the full benefits we may expect in estimated proved reserves, production volume, cost savings from operating synergies or other benefits anticipated from an acquisition or realize these benefits within the expected time frame. Anticipated benefits of an acquisition may be offset by operating losses relating to changes in commodity prices, or in oil and gas industry conditions, or by risks and uncertainties relating to the exploratory prospects of the combined assets or operations, or an increase in operating or other costs or other difficulties, including the assumption of environmental or other liabilities in connection with the acquisition. If we fail to realize the benefits we anticipate from an acquisition, our results of operations may be adversely affected.

The requirements of being a public company may strain our resources, result in more litigation and divert management’s attention.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the NYSE American and other applicable securities rules and regulations. Complying with these rules and regulations has increased our legal and financial compliance costs, made some activities more difficult, time consuming or costly, and increased demand on our systems and resources, including management. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are required to disclose changes made in our internal control and procedures on a quarterly basis. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. We may also need to hire additional employees or engage outside consultants to comply with these requirements, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

These new rules and regulations may make it more expensive for us to obtain director and officer liability insurance and, in the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

By disclosing information in this prospectus and in other filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If those claims are successful, our business could be seriously harmed. Even if the claims do not result in litigation or are resolved in our favor, the time and resources needed to resolve them could divert our management’s resources and seriously harm our business.

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We are subject to the examination of our tax returns and other tax matters by the U.S. Internal Revenue Service, states in which we conduct business, and other tax authorities. If our effective tax rates were to increase, or if the ultimate determination of our taxes owed is for an amount in excess of amounts previously accrued, our financial condition, operating results and cash flows could be materially adversely affected.

U.S. federal, state and local tax laws are being re-examined and evaluated. New laws and interpretations of the law are taken into account for financial statement purposes in the quarter or year that they become applicable. Tax authorities are increasingly scrutinizing the tax positions of companies. If U.S. federal, state or local tax authorities change applicable tax laws, our overall taxes could increase, and our business, financial condition or results of operations may be adversely impacted.

In addition, any significant changes enacted by the current U.S. presidential administration to the Code or specifically to the Tax Cuts and Jobs Act (the “U.S. Tax Act”) enacted in 2017, or to regulatory guidance associated with the U.S. Tax Act, could materially adversely affect our effective tax rate.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees or agents to us or our stockholders, (3) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporate Law (“DGCL”) or our amended and restated certificate of incorporation or amended and restated bylaws, (4) any action to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or amended and restated bylaws, or (5) any action asserting a claim governed by the internal affairs doctrine. Under our amended and restated certificate of incorporation, this exclusive form provision will not apply to claims which are vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery of the State of Delaware, or for which the Court of Chancery of the State of Delaware does not have subject matter jurisdiction. For instance, the exclusive forum provision in our amended and restated certificate of incorporation does not apply to actions arising under federal securities laws, including suits brought to enforce any liability or duty created by the Securities Act of 1933 (the “Securities Act”), the Exchange Act of 1934 (the “Exchange Act”), or the rules and regulations thereunder. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act. Our amended and restated certificate of incorporation provides that any person or entity holding, purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in our amended and restated certificate of incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise. Therefore, the exclusive forum provision in our amended and restated certificate of incorporation will not relieve us of our duty to comply with the federal securities laws and the rules and regulations thereunder, and stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.

In addition, our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, or the rules and regulations promulgated thereunder. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

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This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us or our directors, officers or other employees. In addition, stockholders who do bring a claim in the state or federal court in the State of Delaware could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Delaware. The state or federal court of the State of Delaware may also reach different judgments or results than would other courts, including courts where a stockholder would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our stockholders. However, the enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation have been challenged in legal proceedings, and it is possible that a court could find this type of provision to be inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings. If a court were to find the exclusive forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we might incur additional costs associated with resolving such action in other jurisdictions.

Our business and results of operations may be materially adversely affected by inflationary pressures.

As of the date of this prospectus, inflationary pressures have led to increased construction materials and labor costs, specifically associated with steel, cement, and other materials. We believe we will continue to experience such pressures in future quarters, as well as potential delays in our contractors’ ability to requisition such materials. These pressures have led to an overall increase in budgeted construction costs. No assurance can be given that the costs of our projects will not exceed budgets. Any such cost overruns or delays could have a material adverse effect on our business.

Risks Relating to Our Common Stock

There can be no assurance that an active and liquid trading market for our common stock will continue or that we will be able to continue to comply with the NYSE American’s continued listing standards.

Our common stock began trading on the NYSE American exchange in April 2023, as a result of our consummation of an initial public offering of our shares of common stock. Our common stock is currently listed on the NYSE American under the symbol “TPET.” There can be no assurance an active and liquid trading market in our common stock will continue.

There is no guarantee that we will be able to maintain such listing for any period of time by perpetually satisfying the NYSE American’s continued listing requirements. Our failure to continue to meet these requirements may result in our common stock being delisted from the NYSE American.

If we are not able to comply with the applicable continued listing requirements or standards of the NYSE American, our common stock could be delisted from the NYSE American.

Our common stock is listed on the NYSE American. In order to maintain this listing, we must maintain a certain share price, financial and share distribution targets, including maintaining a minimum amount of stockholders’ equity and a minimum number of public stockholders. In addition to these objective standards, the NYSE American may delist the securities of any issuer (i) if, in its opinion, the issuer’s financial condition and/or operating results appear unsatisfactory; (ii) if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing on the NYSE American inadvisable; (iii) if the issuer sells or disposes of principal operating assets or ceases to be an operating company; (iv) if an issuer fails to comply with the NYSE American’s listing requirements; (v) if an issuer’s securities sell at what the NYSE American considers a “low selling price” which the exchange generally considers $0.10 per share, the NYSE American may suspend trading of the common stock, until the issuer corrects this via a reverse split of shares after notification by the NYSE American; or (vi) if any other event occurs or any condition exists which makes continued listing on the NYSE American, in its opinion, inadvisable. There are no assurances how the market price of the common stock will be impacted in future periods as a result of the general uncertainties in the capital markets and any specific impact on our Company as a result of the recent volatility in the capital markets.

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In the event that our common stock is delisted from the NYSE American and is not eligible for quotation on another market or exchange, trading of our common stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities, such as the Pink Sheets or the OTC Markets. In such event, investors may face material adverse consequences, including, but not limited to, a lack of trading market for the common stock, reduced liquidity and market price of the common stock, decreased analyst coverage of our common stock, and an inability for us to obtain any additional financing to fund our operations that we may need.

If our common stock is delisted, our common stock may be subject to the so-called “penny stock” rules. The SEC has adopted regulations that define a penny stock to be any equity security that has a market price per share of less than $5.00, subject to certain exceptions, such as any securities listed on a national securities exchange. For any transaction involving a penny stock, unless exempt, the rules impose additional sales practice requirements and burdens on broker-dealers (subject to certain exceptions) and could discourage broker-dealers from effecting transactions in our stock, further limiting the liquidity of our shares, and an investor may find it more difficult to acquire or dispose of the common stock on the secondary market.

These factors could have a material adverse effect on the trading price, liquidity, value and marketability of the common stock.

Our share price may be volatile, and purchasers of our common stock could incur substantial losses.

Our share price has been extremely volatile in the past and may continue to be so in the future. Since our IPO, our common stock has traded at prices ranging from $60.00 and $0.79 (on a post-reverse stock split basis). The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. This is particularly applicable to small-capitalized companies with relatively smaller public floats like us. As a relatively small-capitalization company with a relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our common stock may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our common stock.

The market price for our common stock may be influenced by many factors. Specifically, oil and gas stocks are also particularly volatile because the price of oil itself is highly volatile, which is largely driven by the complex interplay of supply and demand factors, heavily influenced by geopolitical events, making it sensitive to disruptions in production or sudden shifts in global demand, often causing large price swings in a short period of time; this directly impacts the profitability of oil and gas companies, leading to stock price fluctuations. Large moves in the price of our common stock either up or down, is also more likely on or around the times we make public announcements relating to our business, including updates in drilling operations at our sites.

The market price for our common stock may be influenced by many other factors, including, but not limited to:

●	the price of oil and natural gas;
●	the success of our exploration and development operations, and the marketing of any oil and natural gas we produce;
●	regulatory developments in the United States and/or in any foreign countries where we may have operations in the future;
●	the recruitment or departure of key personnel;
●	quarterly or annual variations in our financial results or those of companies that are perceived to be similar to us;
●	market conditions in the industries in which we compete and issuance of new or changed securities;
●	analysts’ reports or recommendations;
●	the failure of securities analysts to cover our common stock or changes in financial estimates by analysts;
●	the inability to meet the financial estimates of analysts who follow our common stock;
●	the issuance of any additional securities of ours;
●	investor perception of our company and of the industry in which we compete; and
●	general economic, political and market conditions.

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Broad market and industry factors may significantly affect the market price of our securities, regardless of our actual operating performance. In addition, if the trading volumes of our common stock are low, persons buying or selling in relatively small quantities may easily influence prices of our common stock. This low volume of trades could also cause the price of our common stock to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our common stock may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our common stock. As a result of this volatility, investors may experience losses on their investment in our common stock. A decline in the market price of our common stock also could adversely affect our ability to issue additional shares of common stock or other securities and our ability to obtain additional financing in the future.

In addition, in the past, following periods of volatility in the overall market and in the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Our common stock may be subject to the “penny stock” rules in the future. It may be more difficult to resell securities classified as “penny stock.”

Our common stock may be subject to “penny stock” rules (generally defined as non-exchange traded stock with a per-share price below $5.00) in the future. While our common stock is not currently considered a “penny stock” since it is listed on the NYSE American, if we are unable to maintain listing and our common stock is no longer listed on the NYSE American, unless we maintain a per-share price above $5.00, our common stock will become a “penny stock.” These rules impose additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as “established customers” or “accredited investors.” For example, broker-dealers must determine the appropriateness for non-qualifying persons of investments in penny stocks. Broker-dealers must also provide, prior to a transaction in a penny stock not otherwise exempt from the rules, a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, disclose the compensation of the broker-dealer and its salesperson in the transaction, furnish monthly account statements showing the market value of each penny stock held in the customer’s account, provide a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser’s written agreement to the transaction.

Legal remedies available to an investor in “penny stocks” may include the following:

●	If a “penny stock” is sold to the investor in violation of the requirements listed above, or other federal or states securities laws, the investor may be able to cancel the purchase and receive a refund of the investment.
●	If a “penny stock” is sold to the investor in a fraudulent manner, the investor may be able to sue the persons and firms that committed the fraud for damages.

These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

Many brokerage firms will discourage or refrain from recommending investments in penny stocks. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not invest in penny stocks due, among other reasons, to the increased financial risk generally associated with these investments.

For these reasons, penny stocks may have a limited market and, consequently, limited liquidity. We can give no assurance at what time, if ever, our common stock will not be classified as a “penny stock” in the future.

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For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

We are classified as an “emerging growth company” under the JOBS Act. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things: (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; (iii) provide certain disclosures regarding executive compensation required of larger public companies; or (iv) hold nonbinding advisory votes on executive compensation. We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.235 billion of revenues in a fiscal year, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.

To the extent that we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. If some investors find our common stock to be less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We do not intend to pay dividends on our common stock and, consequently, your only opportunity to achieve a return on your investment is if the price of our shares appreciates.

We do not plan to declare dividends on shares of our common stock in the foreseeable future. Consequently, your only opportunity to achieve a return on your investment in us will be if the market price of our common stock appreciates, which may not occur, and you sell your shares at a profit. There is no guarantee that the price of our common stock that will prevail in the market will ever exceed the price that you pay.

USE OF PROCEEDS

The proceeds from the sale of the shares offered pursuant to this prospectus are solely for the account of the selling stockholders. We will not receive any of the proceeds from any sale of shares by the selling stockholders. See “Selling Stockholders” and “Plan of Distribution” below.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell the shares offered pursuant to this prospectus at prices and at terms prevailing or at prices related to the current market price, or in negotiated transactions.

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SELLING STOCKHOLDERS

We are registering for resale an aggregate of 1,748,250 shares of common stock held by the selling stockholders named herein to permit the selling stockholders identified below and their pledgees, donees, transferees and other successors-in-interest that receive their securities from a selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell these shares when and as they deem appropriate. The selling stockholders may resell all, a portion, or none of the shares, at any time and from time to time. The selling stockholders may also sell, transfer or otherwise dispose of some or all of the shares in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts the selling stockholders may offer the shares of common stock for sale under this prospectus.

The following table sets forth:

●	the name of each selling stockholder;
●	the number of shares of our common stock that each selling stockholder beneficially owned as of September 9, 2025 prior to the offering for resale of the shares under this prospectus;
●	the number of shares that may be offered for resale for the account of each selling stockholder under this prospectus; and
●	the number and percentage of shares of our common stock to be beneficially owned by each selling stockholder after the offering of the resale shares (assuming all of the offered resale shares are sold by such selling stockholder).

Information with respect to beneficial ownership is based upon information obtained from the selling stockholders. Because the selling stockholders may offer all or part of the shares which they own, and because its offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of shares that will be held upon termination of this offering.

The number of shares in the column “Number of Shares Being Offered Hereby” represents all of the shares of our common stock that each selling stockholder may offer under this prospectus. We do not know how long the selling stockholders will hold the shares before selling them or how many shares they will sell. The shares of our common stock offered by this prospectus may be offered from time to time by the selling stockholders listed below. We cannot assure you that any of the selling stockholders will offer for sale or sell any or all of the shares of common stock offered by them by this prospectus.

As of September 9, 2025, there were 8,440,849 shares of our common stock outstanding.

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Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering		Number of Shares Being Offered Hereby		Number of Shares Beneficially Owned Upon Completion of the Offering	Percentage of Shares Beneficially Owned Upon Completion of the Offering
Robin Ross (1) (2)	787,750		787,750		-	-
Gregory L. Overholtzer (3)	77,500		72,500		5,000	*
William J. Hunter (4)	203,000		187,500		15,500	*
John Randall (5)	179,000	(6)	175,500	(6)	3,500	*
Thomas J. Pernice (7)	267,750		262,500		5,250	*
James H. Blake (8)	262,500		262,500		-	-

* Less than 1%

(1)	Mr. Ross is our Chief Executive Officer and Chairman.

(2)	Includes, 12,500 shares of common stock issuable under RSUs which vest on September 19, 2025.

(3)	Mr. Overholtzer is our Chief Financial Officer.

(4)	Mr. Hunter is a member of our Board.

(5)	Mr. Randall is a member of our Board.

(6)	This reflects Mr. Randall’s sale on June 25, 2025 of 12,000 shares of common stock, pursuant to Rule 144, which were included in the Reoffer Prospectus, dated March 5, 2025, included in the Prior Registration Statement filed with the SEC on March 5, 2025.

(7)	Mr. Pernice is a member of our Board.

(8)	Mr. Blake is a member of our Board.

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PLAN OF DISTRIBUTION

The purpose of this reoffer prospectus is to allow the selling stockholders to offer for sale and sell all or a portion of the shares acquired in connection with the provision of officer and/or director services to the Company. The selling stockholders may sell the shares of common stock registered pursuant to this reoffer prospectus directly to purchasers or through broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. These commissions as to any particular broker-dealer or agent may be in excess of those customary in the types of transactions involved. Neither we nor any selling stockholders can presently estimate the amount of this compensation.

The common stock offered under this reoffer prospectus may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effectuated in transactions, which may involve block transactions, on any national securities exchange on which the Company’s common stock may be then-listed.

The aggregate proceeds to the selling stockholders from the sale of the shares will be the purchase price of the common stock less discounts and commissions, if any. The selling stockholders reserve the right to accept and, together with her agents from time to time, to reject, in whole or in part, any proposed purchase of the shares to be made directly or through agents. We will not receive any of the proceeds from a sale of the shares by the selling stockholders.

The selling stockholders and any broker-dealers or agents that participate in the sale of the shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. If a selling stockholder is an “underwriter” under the Securities Act, such selling stockholder will be subject to the prospectus delivery requirements of the Securities Act.

The shares to be offered or resold by means of this reoffer prospectus by the selling stockholders may not exceed, during any three-month period, the amount specified in Rule 144(e) under the Securities Act. In addition, any securities covered by this reoffer prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 of the Securities Act rather than pursuant to this reoffer prospectus.

LEGAL MATTERS

The validity of the shares of common stock offered pursuant to this prospectus will be passed upon by Ellenoff Grossman & Schole LLP.

EXPERTS

The consolidated financial statements of Trio Petroleum Corp incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K/A (Amendment No. 3) for the fiscal year ended October 31, 2024, filed with the SEC on April 15, 2025, have been audited by Bush & Associates, an independent registered public accounting firm, as stated in Bush & Associates’ report, which is incorporated herein by reference, and has been so incorporated in reliance upon Bush & Associates’ report given upon its authority as experts in accounting and auditing.

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INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our amended and restated certificate of incorporation limits our directors’ liability to the fullest extent permitted under Delaware law, which prohibits our amended and restated certificate of incorporation from limiting the liability of our directors for the following:

●	any breach of the director’s duty of loyalty to us or our stockholders;
●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
●	unlawful payment of dividends or unlawful stock repurchases or redemptions; or
●	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended.

Our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted under Delaware law and that we shall have the power to indemnify our employees and agents to the fullest extent permitted by law. Our amended and restated bylaws will also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether we would have the power to indemnify such person against such expense, liability or loss under Delaware law.

We also entered into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our amended and restated bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by such persons in any action or proceeding arising out of this person’s services as a director or executive officer or at our request. We believe that these provisions in our amended and restated certificate of incorporation and amended and restated bylaws and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.

The above description of the limitation of liability and indemnification provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and our indemnification agreements is not complete and is qualified in its entirety by reference to these documents, each of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as may be amended from time to time, with the SEC in order to meet our timely and continuous disclosure requirements. We may also file additional documents with the SEC if they become necessary in the course of the Company’s operations. All such filings are available at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings are also available free of charge at the website of the SEC at http://www.sec.gov. A copy of any document incorporated by reference into the registration statement of which this reoffer prospectus forms a part but which is not delivered with this reoffer prospectus will be provided by us without charge to any person to whom this reoffer prospectus has been delivered upon oral or written request to that person. Requests for such documents should be directed to our Corporate Secretary, c/o Trio Petroleum Corp, 23823 Malibu Road, Suite 304, Malibu, CA 90265, telephone number (661) 324-3911.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Except to the extent any information therein is deemed furnished and not filed pursuant to securities laws and regulations, the Company hereby incorporates by reference into the registration statement of which this reoffer prospectus forms a part the following documents:

●	The Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2024, filed with the SEC on January 17, 2025, and the Company’s Annual Report on Form 10-K/A (Amendment No. 3) for the fiscal year ended October 31, 2024, filed with the SEC on April 15, 2025;
●	The Company’s Quarterly Reports on Form 10-Q for the quarters ended January 31, 2025, and April 30, 2025, as filed with the SEC on March 14, 2025, and June 10, 2025 respectively;
●	The Company’s Current Reports on Form 8-K filed with the SEC on November 4, 2024, November 6, 2024, January 8, 2025 (1), January 8, 2025 (2), January 29, 2025, February 26, 2025, April 10, 2025, April 17, 2025, April 18, 2025, May 20, 2025, May 21, 2025, May 29, 2025, July 31, 2025, August 5, 2025, and August 18, 2025; and
●	The description of our common stock set forth in our Registration Statement on Form 8-A filed with the SEC on March 14, 2023, including any amendment or report filed for the purpose of updating such description, including Exhibit 4.17 to our Annual Report on Form 10-K for the year ended October 30, 2024, filed with the SEC on January 17, 2025.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment to the registration statement of which this reoffer prospectus forms a part that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed also to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents; provided, however, that, to the extent any information therein is deemed furnished and not filed pursuant to securities laws and regulations, such information shall not be deemed incorporated by reference into the registration statement of which this prospectus forms a part.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the registration statement of which this prospectus forms a part to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement of which this prospectus forms a part.

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1,748,250 Shares

TRIO PETROLEUM CORP

Common Stock

Reoffer Prospectus

September 11, 2025

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent any information therein is deemed furnished and not filed pursuant to securities laws and regulations, the Company hereby incorporates by reference into this registration statement the following documents:

●	The Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2024, filed with the SEC on January 17, 2025, the Company’s Annual Report on Form 10-K/A (Amendment No. 2) for the fiscal year ended October 31, 2024, filed with the SEC on February 27, 2025, and the Company’s Annual Report on Form 10-K/A (Amendment No. 3) for the fiscal year ended October 31, 2024, filed with the SEC on April 15, 2025;
●	The Company’s Quarterly Reports on Form 10-Q for the quarters ended January 31, 2025, and April 30, 2025, as filed with the SEC on March 14, 2025, and June 10, 2025, respectively;
●	The Company’s Current Reports on Form 8-K filed with the SEC on November 4, 2024, November 6, 2024, January 8, 2025 (1), January 8, 2025 (2), January 29, 2025, February 26, 2025, April 10, 2025, April 17, 2025, April 18, 2025, May 20, 2025, May 21, 2025, May 29, 2025, July 31, 2025, August 5, 2025, and August 18, 2025; and
●	The description of our common stock set forth in our Registration Statement on Form 8-A filed with the SEC on March 14, 2023, including any amendment or report filed for the purpose of updating such description, including Exhibit 4.17 to our Annual Report on Form 10-K for the year ended October 30, 2024, filed with the SEC on January 17, 2025.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed also to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents; provided, however, that, to the extent any information therein is deemed furnished and not filed pursuant to securities laws and regulations, such information shall not be deemed incorporated by reference into this registration statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporate Law (“DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides that no director of the registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

II-1

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our amended and restated certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our amended and restated certificate of incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

The above description of the limitation of liability and indemnification provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and our indemnification agreements is not complete and is qualified in its entirety by reference to these documents, each of which is filed as an exhibit to this registration statement.

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The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Item 7. Exemption from Registration Claimed.

The shares being registered pursuant to the reoffer prospectus included herein were issued to the selling stockholders in transactions exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, as transactions by an issuer not involving a public offering. The selling stockholders represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. Such selling stockholders had adequate access, through the relationship with the registrant, to information about the registrant.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Specimen Common Stock Certificate evidencing the shares of Common Stock (incorporated by reference to Exhibit 4.1 of the Company’s Form S-1 (File No. 333-267380), filed with the Commission on September 12, 2022).
4.2	Description of Securities (incorporated by reference to Exhibit 4.2 of the Company’s Form 10-K, filed with the Commission on January 29, 2024).

II-3

5.1*	Opinion of Ellenoff Grossman & Schole LLP.
10.1†	2022 Incentive Plan (incorporated by reference to Exhibit 10.2 of the Company’s Form S-1 (File No. 333-267380), filed with the Commission on September 12, 2022).
10.2†	Form of Amendment No. 1 to Trio Petroleum Corp 2022 Equity Incentive Plan (incorporated by reference to Annex B to the Company’s definitive proxy statement on Schedule 14A, filed with the Commission on July 1, 2024).
10.3†	Form of Amendment No. 2 to Trio Petroleum Corp 2022 Equity Incentive Plan (incorporated by reference to Annex C to the Company’s definitive proxy statement on Schedule 14A, filed with the Commission on June 18, 2025).
23.1*	Consent of Independent Registered Public Accounting Firm.
23.2*	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).
107*	Filing Fee Table
101.INS*	Inline XBRL Instance Document
101.SCH*	Inline XBRL Taxonomy Extension Schema Document
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document

* Filed herewith

† Includes management contracts and compensation plans and arrangements

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

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(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malibu, State of California, on September 11, 2025.

TRIO PETROLEUM CORP

By:	/s/ Robin Ross
Robin Ross
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Robin Ross his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement (any of which amendments may make such changes and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate) and to file the same, with all exhibits thereto, and any other documents that may be required in connection therewith, granted unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robin Ross	Chief Executive Officer and Chairman of the Board	September 11, 2025
Robin Ross	(principal executive officer)

/s/ Gregory L. Overholtzer	Chief Financial Officer	September 11, 2025
Gregory L. Overholtzer	(principal financial officer and principal accounting officer)

/s/ William J. Hunter	Director	September 11, 2025
William J. Hunter

/s/ John Randall	Director	September 11, 2025
John Randall

/s/ Thomas J. Pernice	Director	September 11, 2025
Thomas J. Pernice

/s/ James H. Blake	Director	September 11, 2025
James H. Blake

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